NEWS RELEASE
GILLA CLOSES ACQUISITION OF
RUTILE TITANIUM PROPERTIES
IN CAMEROON
Carson City, Nevada, February 4th, 2008
GILLA INC.: GLLA: OTCBB (“Gilla”), on January 31st, 2008, through its acquisition of Free Mining Company (“Free Mining”), a company incorporated in Cameroon, Gilla has secured 2 exploration permits for rutile titanium in Cameroon. The exploration permits, granted by the Ministry of Industry, Mines and Technological development on February 17, 2007, and known under the names of Mfoumou and Sele, are located at some 100km east of Yaounde, the capital of Cameroon.
Georges Fotso, from Douala (Cameroon), President of Free Mining, together with David Robinson from Calgary (Canada) has joined the board of Gilla. Georges Benarroch remains Director and President, Linda Kent as Corporate Secretary and Treasurer. Georges Benarroch and David Robinson have joined the board of directors of Free Mining of which Mr. Georges Fotso is a Director and President.
The geological due diligence for the acquisition was made by Mr. Christian Desrosiers from Quebec (Canada) who will be preparing in the next couple of months two NI-43-101 compliant reports, one for each permit. Under the terms of the 2 permits, Gilla, through Free Mining has committed to spend a minimum of US$1,004,000 for both permits over the next 3 years.
Previous work has been done on these 2 properties by the Bureau de Recherches Geologiques et Minieres (“BRGM”) from France as prospecting for rutile in Cameroon stated in 1978. In association with the Department of Mines, Water and Power, through a joint venture, the BRGM led exploration over a decade on the Akonolinga area through the Societe d’Etude du Rutile d’Akonolings (“SERAK”). The 2001 new Mining Code prompted the sale of SERAK and the exploration permit was not renewed until 2006.
Extensive testing was made by BRGM and studies have shown that the project has more than 3 million tonnes of rutile at a grade of 1%. Within this volume, measured and indicated resources have been estimated as currently, a tonne of rutile can be sold for between US$500 and US$600 per tonne.
Although a vast amount of technical work has been done and is available, GILLA, in accordance with the permits issued in Cameroon, will do further testing and will ensure that a 43-101 be presented to the Ministry in the next couple of months.
“Having secured this project for Gilla could be extremely beneficial and we intend to proceed with the delimitation of the resource as Gilla has enough funds at hand to satisfy the first stage of the permit” said Georges Benarroch, President of Gilla who continued: “With the NI-43-101 on the 2 properties, we look forward to raising the necessary funds and list on our company on a recognized Mining Exchange to carry the rest of our obligations towards the Government of Cameroon over the next 3 years as the market for TiO2 and Titanium metal looks promising for the next few years.”
Disclosures: Georges Benarroch, Director and President of Gilla, is also Director and President of Credifinance Capital Corp., (“CFCC”) a major shareholder of Gilla which received a fee for the transaction. Georges Benarroch is also Director and President of Credifinance Securities Limited, (“CFSL”), which has acted as an advisor for CFCC.
Mr Georges Fotso, a Director of Gilla and a Director and President of “Free Mining”, has received a signing bonus in relation with the transaction.

About Free Mining Corp.: Free Mining is a Cameroon registered company holding mining permits.
About Gilla Inc.: Gilla is a Nevada corporation which owns all the shares of Free Mining.
About Credifinance Capital Corp.: CFCC is a Delaware holding company, chaired by Georges Benarroch, with interests in Canadian, US, European and C.I.S. based companies involved in financial, resource, technological activities.
About Credifinance Securities Limited: CFSL is an Ontario based Investment Dealer, specialized in corporate finance and advisory services which has been a pioneer in a number of investment banking areas, with a particular emphasis on natural resources.
Gilla Inc.
Gilla Inc. A Nevada Corporation, in a mineral-property development company specializing in acquiring and consolidating mineral properties with production potential and future growth through exploration discoveries. Acquisition and development emphasis is focused on properties containing gold and other strategic minerals.
The information contained in this release includes forward-looking statements that are subject to risks and uncertainties that could actual results to differ materially.
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to materially different from those expressed or implied. Forward-looking statements involve risks and uncertainties, including but not limited to, such risks as are described in the Company’s annual report.
Contact: Georges Benarroch (33) 06 07 40 87 06
bank@credifinance.com